UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

July 24, 2009

Date of report (date of earliest event reported)

LPL Investment Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52609	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

One Beacon Street, Floor 22

Boston MA 02108

(Address of principal executive offices) (Zip Code)

(617) 423-3644

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation or removal of directors other than as a result of disagreement or removal for cause.

Effective July 24, 2009, the Board of Directors of LPL Investment Holdings Inc. (the “Company”) accepted the resignation of Mr. Jeffrey Goldstein from his position as a member of the Company’s Board of Directors and as chairman and a member of the Board’s audit committee.  On July 22, 2009, Mr. Goldstein was nominated by President Obama to serve as Under Secretary for Domestic Finance, department of the Treasury, and he has resigned to pursue this opportunity.  There were no disagreements between Mr. Goldstein and the Company related to the Company’s operations, policies or procedures that caused the resignation.

(d) Election of Director.

Effective July 28, 2009, the Board elected Mr. Erik Ragatz, 36, as a director to fill a vacancy on the Board.  Mr. Ragatz has also been named a member and interim chairman of the audit committee of the Board.  Pursuant to the Company’s Stockholders Agreement, the funds affiliated with Hellman & Friedman LLC have the right to designate two of the Company’s directors.  Mr. Ragatz is being elected to fill one of these positions.

Mr. Ragatz joined Hellman & Friedman LLC in 2001 and is currently a managing director.  Prior to joining Hellman & Friedman LLC, Mr. Ragatz was a vice-president with Pacific Equity Partners in Sydney, Australia and an associate with Bain Capital in Boston, Massachusetts.  Mr. Ragatz also serves as a director of Goodman Global, Inc. and Sheridan Holdings, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL INVESTMENT HOLDINGS INC.

	By:	/s/ Robert J. Moore
		Name:	Robert J. Moore
		Title:	Chief Financial Officer

Dated: July 30, 2009